UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2013

SUNPEAKS VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9337 Fraser Avenue Silver Spring, MD 20910
(Address of principal executive offices) (zip code)

(204) 898-8160
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01    Entry into a Material Definitive Agreement.

Credit Facility for $2 Million

Effective on March 29, 2013, we entered into a Senior Secured Credit Facility Agreement (the “Credit Agreement”) dated as of February 28, 2013, with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership. Pursuant to the Agreement, TCA agreed to loan up to $2 million to us for working capital purposes. A total of $600,000 was funded by TCA in connection with the closing. The amounts borrowed pursuant to the Credit Agreement are evidenced by a Convertible Promissory Note (the “Note”), the repayment of which is secured by a Security Agreement executed by us and each of our wholly-owned subsidiaries. Pursuant to the Security Agreements, the repayment of the Note is secured by a security interest in substantially all of our assets in favor of TCA.

The initial Note in the amount of $600,000 is due and payable along with interest thereon on June 14, 2014, and bears interest at the rate of 12% per annum, increasing to 18% per annum upon the occurrence of an event of default. The Note is convertible into our common stock at eighty five percent (85%) of the lowest VWAP during the five (5) business days immediately prior to the conversion date, subject to TCA not being able to beneficially own more than 4.99% of our outstanding common stock upon any conversion.

We have the right to prepay the Note, in whole or in part, provided, that we pay TCA an amount equal to the then outstanding amount of the Revolving Note plus 5% for repayments up until 180 days following the Closing and the then outstanding amount of the Revolving Note plus 2.5% for repayments subsequent to 180 days following the Closing.

We also agreed to pay TCA various fees during the term of the Credit Agreement, including a commitment fee of 3% of the loan commitment and 2% of any increase in the amount thereof, a due diligence fee of $5,000, and document review fees of $12,500 in connection with the closing. In total, we paid $66,450 in fees, taxes, expenses and closing costs, and netted $528,550 in connection with the execution of the Credit Agreement.

We also agreed to pay TCA an investment banking fee of $100,000, payable in the form of 6,666,667 shares of common stock (the “Commitment Shares”).

During the term of the Credit Agreement, we are prohibited from incurring any indebtedness (other than in connection with the Credit Agreement or as otherwise approved by TCA). We are permitted to issue or distribute shares of common stock, partnership interests, or other securities without the consent of TCA, as long as a change of control in the company does not occur.

Amendment to Prior Revolving Credit Facility

On March 29, 2013, we entered into Amendment No. 2 to Senior Secured Revolving Credit Facility Agreement for the purpose of adding our new subsidiaries to the previously entered into Senior Secured Revolving Credit Facility.

Section 3 – Securities and Trading Markets

Item 3.02     Unregistered Sales of Equity Securities.

On March 29, 2013, we entered into the Credit Agreement and issued the Convertible Promissory Note in the principal amount of $600,000. Also, as a commitment fee in connection with the Credit Agreement, we issued 6,666,667 shares of our common stock, restricted in accordance with Rule 144. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the investor was accredited, and there was no solicitation in connection with the offering.

Section 9 – Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Senior Secured Credit Facility Agreement

10.2	Convertible Promissory Note

10.3	Security Agreement for Pharmagen, Inc.

10.4	Security Agreement for Pharmagen Distribution, LLC

10.5	Security Agreement for Pharmagen Nutriceuticals, Inc.

10.6	Security Agreement for Pharmagen Laboratories, Inc.

10.7	Guaranty Agreement for Pharmagen Distribution, LLC

10.8	Guaranty Agreement for Pharmagen Nutriceuticals, Inc.

10.9	Guaranty Agreement for Pharmagen Laboratories, Inc.

10.10	Confession of Judgment

10.11	Irrevocable Transfer Agent Instructions

10.12	Validity Guarantee

10.13	Amendment No. 2 to Senior Secured Revolving Credit Facility

10.14	Security Agreement for Pharmagen Nutriceuticals, Inc.

10.15	Security Agreement for Pharmagen Laboratories, Inc.

10.16	Guaranty Agreement for Pharmagen Nutriceuticals, Inc.

10.17	Guaranty Agreement for Pharmagen Laboratories, Inc.

10.18	Subsidiary Consent for Pharmagen Laboratories, Inc.

10.19	Subsidiary Consent for Pharmagen Laboratories, Inc.

10.20	Subsidiary Consent for Pharmagen Nutriceuticals, Inc.

10.21	Subsidiary Consent for Pharmagen Nutriceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunpeaks Ventures, Inc.

Dated: April 11, 2013	/s/ Mackie Barch
	By:	Mackie Barch
	Its:	President and Chief Executive Officer